Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Akamai Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	172,271 shares (2)	$108.78 (3)	$18,739,640 (3)	$92.70 per $1,000,000	$1,737.17
Total Offering Amounts					$18,739,640		$1,737.17
Total Fee Offsets							$0
Net Fee Due							$1,737.17

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Represents shares issuable under the Linode Limited Liability Company 2022 RSU Plan, which was assumed by the Registrant pursuant to a Membership Interests Purchase Agreement, dated as of February 11, 2022, by and among the Registrant, Linode Limited Liability Company, Linode Holdings LLC, and Christopher Aker.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 14, 2022.